Exhibit (n) (1)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Experts” and to the use of our reports dated November 2, 2006, in the Registration Statement (Form N-2) and related Prospectus of Triangle Capital Corporation dated November 3, 2006.
/s/ Ernst & Young LLP
Raleigh, North Carolina
November 2, 2006.